EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of BioSig Technologies, Inc. on Form S-3 (File Nos. 333-251859, 333-230448, 333-231862, 333-204335, 333-218583 and 333-223298) and Form S-8 (File No. 333-208807) of our report dated March 31, 2023, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of BioSig Technologies, Inc. as of December 31, 2022 and for the year ended December 31, 2022, appearing in the Annual Report on Form 10-K of BioSig Technologies, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marlton, New Jersey

March 31, 2023